Consent of Independent Auditors




We consent to the incorporation of our report dated April 15, 2003, on the financial statements of Maxxon, Inc. (the "Company") at December 31, 2002, for the period from inception (August 16, 1996) to December 31, 2002, and for the years ended December 31, 2002 and 2001, included in the Form S-8 registration of Maxxon, Inc. as filed with the Securities and Exchange Commission on January 21, 2004.



Sutton Robinson Freeman & Co., P.C.
Certified Public Accountants
Tulsa, Oklahoma
January 21, 2004